Exhibit 4.19

AMENDMENT NO. 4 TO COMMERCIAL MANAGEMENT AGREEMENT
This Amendment No. 4 (this “Amendment”) dated as of June 28th, 2018, by and among SEANERGY MANAGEMENT CORP., a company incorporated in Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands, MH 96960, for its own behalf and as agent for and on behalf of the Shipowning Entities, as defined below, (the “Company”), and FIDELITY MARINE INC., a company incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Island, Majuro Marshall Islands MH 96960 (hereinafter called the “Commercial Manager”) to the Commercial Management Agreement dated as of March 2, 2015, by and among the Company and the Commercial Manager as amended by an Amendment No. 1 dated as of September 11th, 2015, further amended by an Amendment No. 2 dated as of February 24th, 2016 and further amended by an Amendment No. 3 dated as of February 1st, 2018 (together referred to as the “Agreement”). Capitalized terms used herein without definition shall have the respective meanings ascribed thereto (or incorporated by reference) in the Agreement, which also contains rules of usage that apply to terms defined therein and herein.
RECITAL
WHEREAS, the Company and the Commercial Manager desire to enter into this Amendment No. 4 for the purpose of amending and restating the recitals of the Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Amended and Restated Recitals (A) and (B) of the Agreement
Recitals (A) and (B) of the Agreement are hereby amended and restated as follows:
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WHEREAS:
(A) The Company has been appointed by certain of its various shipowning affiliated entities and its affiliated entities engaged with bareboat chartering or sub-bareboat chartering, from time to time (the “Shipowning Entities” and together with the Company, the “Group” and any of them a “member of the Group”) as their agent to provide certain administrative and financial support services to the Group, to appoint and instruct on behalf of the Group agents for the provision of commercial management services and to monitor the performance of such agents.

(B) The Company, on behalf of the Group, wishes to appoint the Commercial Manager as the agent of the Group to seek, negotiate and conclude charterparties or other contracts for the employment of the vessels owned, bareboat chartered or sub-bareboat chartered by the Shipowning Entities from time to time (the “Vessels” and each a “Vessel”), on the terms and conditions set out herein.
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Except as provided hereinabove, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF, the parties hereinabove have caused this Amendment No. 4 to the Agreement to be signed in duplicate by their respective and duly authorized representatives as of the date first written hereinabove.

SEANERGY MANAGEMENT		FIDELITY MARINE INC.
CORP.

By:	/s/ Stamatios Tsantanis	By:	/s/ Nikolaos Frantzeskakis
Name: Stamatios Tsantanis		Name: Nikolaos Frantzeskakis
Title: Director/President		Title: Sole Director